Exhibit (h.30)	First Amendment to the Operating Expense Limitation Agreement for the Heartland International Value Fund

FIRST AMENDMENT TO THE

HEARTLAND GROUP, INC.

OPERATING EXPENSE LIMITATION AGREEMENT

with

HEARTLAND ADVISORS, INC.

This First Amendment, dated as of May 14, 2015, to the Operating Expense Limitation Agreement dated as of May 16, 2013 (the “Agreement”), is entered into by and between Heartland Group, Inc. (the “Fund Company”), on behalf of the series of the Fund Company as indicated on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and the investment advisor to the Fund, Heartland Advisors, Inc. (hereinafter called the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund Company and the Advisor desire to amend the Agreement for the purpose extending the term of the Agreement; and

WHEREAS, the Agreement allows for the amendment to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Section 4 of the Agreement is deleted and replaced with the following:

4. Term: This Agreement shall renew upon the termination of the prior Agreement Term, May 1, 2016, for an additional one year period, ending May 1, 2017.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HEARTLAND GROUP, INC.		HEARTLAND ADVISORS, INC.
on behalf its series listed on Schedule A

By:	/s/ William R. Nasgovitz	By:	/s/ Paul T. Beste
Name:	William R. Nasgovitz	Name:	Paul T. Beste
Title:	Chief Executive Officer	Title:	Chief Operating Officer

SCHEDULE A

Series and Class of Heartland Group, Inc.	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Heartland International Value Fund	1.49%